Exhibit 99.2

Parker Drilling Company Commences Tender Offer for 2.125% Convertible Senior Notes due 2012

HOUSTON, April 11, 2012 — Parker Drilling Company (NYSE: PKD) (the “Company” or “Parker”) today announced that it has commenced an any and all cash tender offer for its $125,000,000 aggregate principal amount outstanding of its 2.125% Convertible Senior Notes due 2012 (“Notes”).

The tender offer will expire at midnight, New York City time, on May 8, 2012, unless extended (as such time and date may be extended, the “Expiration Date”) or earlier terminated by the Company. Holders of Notes who validly tender, and do not validly withdraw, their Notes on or prior to the Expiration Date will receive $1,003.27 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest to, but not including, the settlement date. Tenders of Notes must be made on or prior to the Expiration Date, and tendered Notes may be withdrawn at any time on or prior to the Expiration Date. Withdrawn Notes may be retendered at any time prior to the Expiration Date.

The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, dated April 11, 2012 (“Offer to Purchase”), including the issuance of $125,000,000 of Senior Notes on terms and conditions satisfactory to the Company. Subject to applicable law, the Company may amend, extend or waive conditions to, or terminate, the tender offer.

Full details of the terms and conditions of the tender offer are described in the Offer to Purchase and a related Letter of Transmittal, which are being sent to holders of the Notes. These documents will also be available free of charge as exhibits to the Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission (SEC). The filed documents can be accessed on the SEC’s website at www.sec.gov. Holders are encouraged to read these documents, as they contain important information regarding the tender offer.

The Company has retained Barclays to act as sole dealer manager for the tender offer. Questions or requests for assistance regarding the terms of the tender offer should be directed to Barclays at (212) 528-7581 (collect)/(800) 438-3242 (toll free). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to D.F. King & Co., Inc., information agent for the tender offer, at (212) 269-5550 (for banks and brokers only) or (800) 628-8536 (for all others).

None of Parker, the dealer manager, the information agent or the depositary makes any recommendation as to whether or not holders should tender their Notes pursuant to the tender offer. Each holder must make its own decision as to whether to tender its Notes and, if so, the principal amount of the Notes to be tendered.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities.

The tender offer is being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, satisfaction of the financing condition to the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.

SOURCE: Parker Drilling Company